EXHIBIT 10.29

LICENSE/ JOINT DEVELOPMENT AGREEMENT

This LICENSE/ JOINT DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of November 4, 2005 (the “Effective Date”), by and among CYTORI THERAPEUTICS, INC., a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121, U.S.A. (“Cytori”), OLYMPUS CORPORATION, a Japanese corporation, with its principal office at 2-43-2 Hatagaya Shibuya-ku, Tokyo, Japan (“Olympus”), and Olympus-Cytori, Inc. a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121, U.S.A. (“NewCo”).

Cytori, Olympus and NewCo shall each be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Cytori has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) to regenerative cell technology, including scientific equipment used to carry out regenerative cell therapies and treatments.

B. On and subject to the terms and conditions set forth herein and pursuant to Section 2.3 of a Joint Venture Agreement by and between Cytori and Olympus Corporation, dated as of November 4, 2005 (the “JVA”), Olympus is prepared to grant to NewCo, and NewCo desires to obtain from Olympus, an exclusive license to use such intellectual property rights of Olympus for purposes of developing, manufacturing and selling to Cytori the Licensed Product(s) (as defined below).

C. The obligations of the Parties under the JVA and the Ancillary Agreements (as defined in the JVA) is conditioned on Cytori, NewCo and Olympus entering into this Agreement, which sets forth, among other things, certain terms and conditions under which the Parties will jointly develop the Licensed Product(s) for sale in the Licensed Field (as defined below).

D. NewCo desires Cytori and Olympus to jointly develop Licensed Product(s), and Cytori and Olympus are willing to perform such Licensed Product(s) development under the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows

SECTION 1

DEFINITIONS

1.1           Definitions. As used in this Agreement, the capitalized terms set forth in this Section 1 shall have the following meanings, and may be read in the singular, plural or an alternative tense as the context requires.

“Acceptance” means NewCo’s express written acceptance and acknowledgement (which shall not be unreasonably withheld) of the completion of development of a given Licensed Product in accordance with the Development Plan and in satisfaction of the Specifications.

“Acceptance Procedures” means the procedures and criteria under which NewCo shall test each Licensed Product Deliverable, as set forth in further detail in Exhibit 1A. [These procedures to be mutually agreed between the Parties in connection with the final determination of the Development Plan and Specification.]

“Affiliate” means, as to any Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of such Party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the Preamble, and shall include this Agreement and each Exhibit attached hereto, as each such Exhibit may be amended, varied, novated or substituted from time to time by written mutual agreement of the Parties.

“Cytori” shall have the meaning ascribed thereto in the preamble.

“Cytori Indemnitees” shall have the meaning ascribed thereto in Section 11.3.

“Cytori IP” shall mean all Intellectual Property Rights licensed to NewCo by Cytori in accordance with the License/ Commercial Agreement, any Ancillary Agreement or otherwise.

“Cytori Development Fees” shall mean     ***     United States Dollars (USD   ***     ).

“Deliverables” shall mean the information, data, equipment, prototypes and components listed and described in the Development Plan.

“Development Plan” shall mean the written research and development plan for the Licensed Product(s), as set forth in (or to be set forth in) Exhibit 1B.

“Developer(s)” shall mean both Cytori and Olympus, and when used in a singular form, either Cytori or Olympus, as the context requires.

“Effective Date” shall have the meaning ascribed thereto in the Preamble.

“Exhibit” shall refer to each of the exhibits attached to this Agreement, each of which is hereby incorporated by reference.

“Final Product(s)” shall mean a Licensed Product(s) developed hereunder in full accordance with the Development Plan and the Specifications, and that has received Acceptance by NewCo.

“Intellectual Property Rights” or “IP” shall mean (a) all inventions (whether patentable or unpatentable and whether or not actually reduced to practice), all improvements thereto (but only if such improvements relate to inventions in existence as of the Closing), and all patents, provisional and non-provisional patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, (b) all copyrightable works, all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all mask works and all applications, registrations and renewals in connection therewith, (d) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, (e) all trade secrets and confidential business information (including, but not limited to, ideas, research and development information, know-how, formulas, compositions, biochemical and biological materials, reagents, assays, manufacturing and production processes and techniques, technical data, data base rights, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, and (f) any and all applications and registrations of the foregoing (in any jurisdiction).

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 11.1.

“Indemnified Party” shall have the meaning ascribed thereto in Section 11.1.

“Indemnity Claim” shall have the meaning ascribed thereto in Section 11.5.1.

“Indemnity Claim Notice” shall have the meaning ascribed thereto in Section 11.5.1.

“JVA” shall have the meaning ascribed thereto in Recital B.

“License/ Commercial Agreement” shall mean the License/ Commercial Agreement to be entered into by and between Cytori and NewCo at Closing.

 “Licensed Field” shall mean the use of the Licensed IP for the purpose of designing, developing, manufacturing, testing and servicing Licensed Products for sale exclusively from NewCo to Cytori.

“Licensed IP” means all Intellectual Property Rights owned or controlled by a Party which are necessary or useful to design, develop, manufacture, test, analyze, market, offer to sell to Cytori, sell to Cytori and service all current and future generations of the Licensed Product(s). The term “Licensed IP” shall include Cytori IP, Olympus IP and NewCo IP.

“Licensed Product(s)” shall mean any automated devices (and related component parts) that                    ***                   separate and concentrate                   ***                   cells (including stem cells and other regenerative cells) from harvested adipose tissue (fat tissue). The device components include, but are not limited to                   ***

***

***

“Milestone” means a specific stage of the Development Plan.

“NewCo” shall have the meaning ascribed thereto in the Preamble.

“NewCo Indemnitees” shall have the meaning ascribed thereto in Section 11.4.

“NewCo IP” means all Intellectual Property Rights owned by or acquired by NewCo in connection with and during the term of the JVA, including licenses granted to NewCo with respect to Cytori IP and Olympus IP.

“Olympus Indemnitees” shall have the meaning ascribed thereto in Section 11.2.

 “Olympus IP” shall mean all Intellectual Property Rights owned by Olympus and licensed to NewCo in accordance with this Agreement, any Ancillary Agreement or otherwise, including, without limitation, those patents, patent applications and other Intellectual Property Rights.

“Olympus Development Fees” shall mean   ***    United States Dollars (USD   ***   )

“Party” and “Parties” shall have the meaning ascribed thereto in the Preamble.

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

“Person” shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a governmental entity, other than a Party to this Agreement.

“Rules” shall have the meaning ascribed thereto in Section 16.3

“Specifications” shall mean (a) the technical specifications of the commercially acceptable Licensed Product(s) and each Deliverable, as set forth in the Development Plan, or (b) the technical specifications of the commercially acceptable Licensed Product(s) and each Deliverable which has received Acceptance by NewCo.

“Survival Period” shall have the meaning ascribed thereto in Section 11.6.

“Three-Way NDA” shall mean the Three-Way Non-Disclosure Agreement, dated [                ], entered into by and among Cytori, Olympus and NewCo.

SECTION 2

LICENSE GRANT

2.1                                 Olympus License Grant. Subject to the terms, conditions and limitations set forth in this Agreement and the JVA (with its Ancillary Agreements), Olympus hereby agrees to grant to NewCo with respect to any Intellectual Property of Olympus, that Olympus incorporates into the Licensed Products, a non-exclusive, sublicenseable, irrevocable, worldwide, fully paid-up license under the Olympus IP (including any improvements thereto) so incorporated, in the Licensed Field, for the term of the Joint Venture, to design, develop, make, have made, use, translate, perform, service, maintain, import, offer to sell and sell Licensed Product(s), each Deliverable and any part or component thereof, as contemplated by the JVA to the extent not subject to any third party restrictions applicable to Olympus IP. The right of NewCo to grant sublicenses to any third party other than Cytori under such Olympus IP shall be subject to the written consent of Olympus, which shall not be unreasonably withheld or delayed. If Olympus wishes to incorporate any Olympus IP (including any third-party IP rights licensed to Olympus and any Olympus IP exclusively licensed to a third party) into a Licensed Product (or into any Licensed Product-related process) that (i) would require a further license or sublicense to NewCo and/or Cytori in order for Newco and/or Cytori to practice such Intellectual Property Right in making, using, selling, offering for sale, importing or otherwise exploiting Licensed Products; or (ii) would require royalty or other payments by NewCo, Cytori or Olympus to any third party; or (iii) is not available for licensing or sublicensing to NewCo and/or Cytori, then Olympus must first obtain Cytori’s approval (after full disclosure by Olympus of all applicable terms and conditions associated therewith). For avoidance of doubt, Olympus shall not be required to grant any license to NewCo except in so far as Olympus, in its sole discretion, elects to incorporate such Olympus IP into the Licensed Products.

2.2                                 NewCo License Grant. Subject to the terms, conditions and limitations set forth in this Agreement and the JVA (with its Ancillary Agreements), NewCo hereby grants to Olympus and to Cytori a non-exclusive, perpetual, sublicenseable, irrevocable, fully paid-up, worldwide license (or sublicense, as applicable) under all NewCo IP (including any improvements thereto) in the Licensed Field, to design, develop,  make, have made, use, translate, perform, service, maintain, import, offer to sell and sell, Licensed Product(s), each Deliverable and any part or component thereof, as contemplated by the JVA. Each of Olympus and Cytori may grant sublicenses to a third party only with the prior consent of NewCo.

2.3                                 No Reverse Engineering. Each Party agrees not to reverse engineer, disassemble or decompile the whole or any part of any other Party’s IP , or to use any other Party’s IP in any manner not expressly authorized or contemplated by this Agreement and the JVA. If a Party and/or its end users believe that they are entitled to reverse engineer the IP of another Party by virtue of rights that may be granted as a matter of applicable law, such as the Council Directive of 14 May 1991 of the Council of the European Communities (as amended), such Party represents that (a) such Party and its end users shall first request the technical information from such other Party; and (ii) such technical information shall be used only to the extent permitted under such applicable law.

SECTION 3

DEVELOPMENT COMMITTEE

3.1                                 Development Committee. From time to time, the Developers may establish a development committee (the “Development Committee”) to oversee, review and coordinate the research and development of Licensed Product(s) and the implementation of the Development Plan. From time to time, the Development Committee may establish subcommittees, to oversee particular projects or activities (such as separate committees to oversee product development), and such subcommittees will be constituted as the Development Committee agrees.

3.2                                 Membership. In the event that the Development Committee is established under Section 3.1, the Development Committee shall be comprised of an equal number of representatives from each of Olympus and Cytori, as appointed by each Developer. Subject to the foregoing provisions of this Section 3.2, each Developer may replace any of its respective Development Committee representatives at any time, with prior written notice to the other Developer. The Parties agree and acknowledge that the representatives appointed by each Developer to the Development Committee have no authority to legally bind any Developer.

3.3                                 Meetings. In the event that the Development Committee is established under Section 3.1, the Development Committee shall meet as agreed by the Developers, at such locations as the Developers mutually agree. At its meetings, the Development Committee shall (a) formulate and review (but not modify) the Development Plan objectives; (b) monitor the Parties’ progress under the Development Plan toward those objectives; and/or (c) discuss any problems that arise in the implementation of the Development Plan. With the consent of both Developers, other representatives of each Developer may attend Development Committee meetings. The Development Committee shall prepare written minutes of each Development Committee meeting and a written record of all Development Committee discussions, whether made at a Development Committee meeting or otherwise. Such minutes of the Development Committee meeting shall only be effective when they are subsequently approved in writing by all of the appointed representatives on the Development Committee. Each Developer shall bear its own costs and expenses, including without limitation travel costs and expenses, associated with its appointed representatives’ attendance at Development Committee meetings. The Parties agree and acknowledge that the Development Committee shall not have any authority to bind any of the Parties to any contractual obligations or to otherwise amend this Agreement.

SECTION 4

DEVELOPMENT OF THE FINAL PRODUCT(S)

4.1                                 Joint Development. Immediately following the Effective Date, the Developers shall commence development of Final Product(s) in accordance with, and as described in further detail in, the Development Plan.

4.2                                 Disclosure of Olympus IP. Subject to the terms, conditions and limitations set forth in this Agreement, Olympus shall to its best knowledge deliver and disclose to NewCo, and NewCo shall be entitled to share with Cytori, all Olympus IP that is incorporated into or with the Final Product(s), NewCo shall provide Cytori with any other technical information and assistance in this regard, as set forth in the Development Plan.

4.3                                 Disclosure of Cytori IP. Subject to the terms, conditions and limitations set forth in this Agreement, Cytori shall deliver and disclose to NewCo, and NewCo shall be entitled to share with Olympus, all Cytori IP that is necessary or useful for (or related to) the development of Final Product(s), or which is necessary or useful for NewCo’s or Olympus’ performance of its obligations under this Agreement. NewCo shall provide Olympus with any other technical information and assistance in this regard, as set forth in the Development Plan.

4.4                                 Changes to Development Plan. The Development Plan and Specifications shall set forth the base requirements and specifications for each Final Product. If the requirements or specifications for the Final Product(s) need to be amended in order to further the Developers’ objectives hereunder, the Developers will use their own respective commercially reasonable efforts to negotiate such necessary amendments to the Development Plan, while minimizing the impact to the cost and timing of the development of the Final Product(s).

4.5                                 Third Party Assistance. In performing its obligations under this Agreement (more specifically, in developing and manufacturing the Final Product(s) and in providing each Deliverable), a Developer shall not cooperate or collaborate with any third party without the prior written consent of the other Developer, which consent may be withheld at the other Developer’s sole discretion, provided that, either Developer may retain subcontractors or may subcontract in performing its obligations under this Agreement. For the avoidance of doubt, either Developer may hire contract-based engineers as needed for its performance under this Agreement.

4.6                                 Exclusivity. Each Developer shall not, during the term of this Agreement, the JVA or for a two (2) year period thereafter, (a) engage in or otherwise participate in (i) product development activities with or on behalf of any third party that are the same as the activities set forth in the Development Plan, or (ii) development of any product that is the same (or performs a substantially similar function using adipose tissue) as the Final Product(s), or (b) enter into any agreement or understanding with any third party to engage in or otherwise participate in such development activities. For the avoidance of doubt, this Section 4.6 is and remains subject to the reservation of rights by Cytori set forth in Section 2.1.5 of the License/ Commercial Agreement.

4.7                                 Regulatory Filings. The Parties shall discuss in good faith the responsibilities of each Party with respect to all appropriate, prudent and necessary governmental filings, including, without limitation, Japan’s Yakuji application, Food and Drug Administration applications and CE mark applications, provided that, in cooperation and collaboration with Olympus, Cytori shall be responsible for using commercially reasonable efforts to seek Food and Drug Administration approval in the Licensed Field for the Prototype of Celution set forth in Schedule 1 of the Joint Venture Agreement.

4.8                                 Manufacturing Capabilities. Olympus (or a third party acting on behalf of Olympus) shall be responsible for acquiring and/or developing all necessary Final Product(s) manufacturing capabilities, including equipment and facilities, as provided in the Development Plan.

4.9                                 Responsibilities. The Parties agree and acknowledge that each Developer shall be solely responsible for the performance of its respective duties and responsibilities set forth in this Agreement and the Development Plan. Except as otherwise set forth in this Agreement, neither Developer shall have any liability whatsoever with respect to any failure by the other Developer to fulfill its obligations under this Agreement and the Development Plan in a timely manner. Without limiting the generality of the foregoing, the Parties agree and acknowledge that neither Developer shall be responsible to the other Developer or to NewCo for any delays in meeting any milestones or other agreed upon development schedule or objectives, if such delay is caused by the other Developer or by NewCo’s failure to perform its obligations in a timely fashion.

SECTION 5

ACCEPTANCE

5.1                                 Acceptance by NewCo. NewCo shall conduct the Acceptance Procedures at its sole cost and expense. NewCo shall complete all the Acceptance Procedures within ninety (90) days from its receipt of each proposed Final Product from the Developers. NewCo shall record the results of all Acceptance Procedures in sufficient detail and on appropriate logging sheets, and shall provide such results to the Developers within thirty (30) days after the conclusion thereof.

5.2                                 Issuance of Acceptance Certificate. If Acceptance Procedures conducted by NewCo pursuant to Section 5.1 indicate that the relevant Specifications have been satisfied within the tolerances set forth in the Acceptance Procedures, then NewCo shall, within ten (10) days after the conclusion of such Acceptance Procedures, issue an appropriate Acceptance Certificate to the Developers. The Acceptance Certificate shall be conclusive evidence of NewCo’s acceptance and acknowledgment of the satisfaction of the Specificationswithin the tolerances set forth in the Acceptance Procedures, and shall be binding upon NewCo for all purposes. If NewCo fails to conduct the Acceptance Procedures and/or fails to inform the Developers of the results thereof in accordance with and within the timeframes specified in the Acceptance Procedures, an Acceptance Certificate shall be deemed to have been issued by NewCo.

SECTION 6

PAYMENT FOR DEVELOPMENT ACTIVITIES

6.1                                 Payment by NewCo to Olympus. For and in consideration of the development activities to be undertaken by Olympus hereunder, NewCo shall, within ninety (90) days of the Effective Date, pay to Olympus the Olympus Development Fees in immediately available funds, by wire transfer to the bank account designated by Olympus.

6.2                                 Payment by NewCo to Cytori. For and in consideration of the development activities undertaken by Cytori, and upon receipt by Cytori of the EC design examination certificate in accordance with Annex II of Directive93/42/EEC (“CE Mark”) for the Prototype Celution Device (as described in Exhibit 1C), NewCo shall immediately pay to Cytori the Cytori Development Fee.

SECTION 7

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

7.1                                 Ownership. All Intellectual Property Rights arising from the joint research and development of Licensed Product(s) under this Agreement, including the transferability thereof, shall be as set forth on Exhibit 7.1.

7.2                                 Cytori IP Outside of the Licensed Field. The Parties agree and acknowledge that all Intellectual Property Rights in and to the Cytori IP outside of the Licensed Field, if any, shall at all times belong exclusively to Cytori.

SECTION 8

DELIVERY

8.1                                 Delivery of the Deliverables. The Developers shall deliver any and all Deliverables to NewCo in accordance with and in the manner set forth in the Development Plan.

SECTION 9

REPORTING

9.1                                 Reporting. Each Developer shall provide to the other Parties project progress reports, as set forth in the Development Plan.

SECTION 10

REPRESENTATIONS AND WARRANTIES

10.1                           Olympus Representations and Warranties. Olympus represents and warrants to each of Cytori and NewCo that:

10.1.1                  It is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation, and that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

10.1.2                  The execution, delivery and performance of this Agreement by it will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which it is a party, or by which it or any of its assets are bound; and

10.1.3                  This Agreement has been duly and validly executed and delivered by it and is binding upon and enforceable against it in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

10.2                           Cytori Representations and Warranties. Cytori represents and warrants to each of Olympus and NewCo that:

10.2.1                  It is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation, and that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

10.2.2                  The execution, delivery and performance of this Agreement by it will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which it is a party, or by which it or any of its assets are bound; and

10.2.3                  This Agreement has been duly and validly executed and delivered by it and is binding upon and enforceable against it in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

10.3                           Cytori Intellectual Property. Cytori represents and warrants that it owns, or has the right to use, any and all Cytori IP which is or may be used in the performance of its obligations under this Agreement.

10.4                           Olympus Intellectual Property. Olympus represents and warrants that it owns, or has the right to use, any and all Olympus IP which is or may be used in the performance of its obligations under this Agreement.

SECTION 11

INDEMNIFICATION

11.1                           Indemnification. Each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless each other Party (“Indemnified Party”), together with such other Party’s officers, directors, shareholders, employees, agents or affiliates, from and against any and all damages, losses, liabilities, costs and expenses, whether or not involving a third party claim, including, but not limited to, legal fees and reasonable attorney costs, interest, penalties and disbursements, asserted against, resulting to, imposed upon or incurred by the Indemnified Party, its officers, directors, shareholders, employees, agents or affiliates, by reason of or resulting from a breach by the Indemnifying Party of any of its obligations or its representations and warranties under this Agreement.

11.2                           Cytori Intellectual Property Indemnification Obligation. In addition to the indemnification obligations set forth in Section 11.1, Cytori shall indemnify Olympus, NewCo and their respective officers, directors, shareholders, employees, agents or affiliates (the “Olympus Indemnitees”), from and against any and all damages, losses, liabilities, costs and expenses, whether or not involving a third party claim, including, but not limited to, legal fees and reasonable attorney costs, interest, penalties and disbursements, and royalities or other license payments, asserted against, resulting to, imposed upon or incurred by the Olympus Indemnitees in any manner arising out of, in connection with, with respect to or relating to any Intellectual Property Rights infringement claims asserted or claimed by a third party(ies) asserting infringement of such third party’s(ies’) Intellectual Property Rights or any other proprietary right by use or practice of the Cytori IP.

11.3                           Olympus Intellectual Property Indemnification Obligation. In addition to the indemnification obligations set forth in Section 11.1, Olympus shall indemnify Cytori, NewCo and their respective officers, directors, shareholders, employees, agents or affiliates (the “Cytori Indemnitees”), from and against any and all damages, losses, liabilities, costs and expenses, whether or not involving a third party claim, including, but not limited to, legal fees and reasonable attorney costs, interest, penalties and disbursements, asserted against, resulting to, imposed upon or incurred by the Cytori Indemnitees in any manner arising out of, in connection with, with respect to or relating to any Intellectual Property Rights infringement claims asserted or claimed by a third party(ies) asserting infringement of such third party’s(ies’) Intellectual Property Rights or any other proprietary right by use or practice of the Olympus IP.

11.4                           Developers Intellectual Property Indemnification Obligation. In addition to the indemnification obligations set forth in Section 11.1, the Developers shall jointly and severally indemnify NewCo and its officers, directors, shareholders, employees or agents (the “NewCo Indemnitees”), from and against any and all damages, losses, liabilities, costs and expenses, whether or not involving a third party claim, including, but not limited to, legal fees and reasonable attorney costs, interest, penalties and disbursements, asserted against, resulting to, imposed upon or incurred by the NewCo Indemnitees in any manner arising out of, in connection with, with respect to or relating to any Intellectual Property Rights infringement claims asserted or claimed by a third party(ies) asserting infringement of such third party’s(ies’) Intellectual Property Rights or any other proprietary right by manufacture, use or practice of the Final Product(s), but specifically excluding such claims that are provided for under Sections 11.2 and 11.3.

11.5                           Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 11.1, 11.2, 11.3 and 11.4, the following procedure shall apply:

11.5.1                  Whenever a claim (each, an “Indemnity Claim”) shall arise for indemnification under this Section 11.5, the Indemnified Party shall, reasonably promptly after acquiring knowledge of the Indemnity Claim, give written notice (each, an “Indemnity Claim Notice”) to the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, setting forth in reasonable detail, to the extent then available, the facts concerning the nature of the Indemnity Claim and the basis upon which the Indemnified Party, Cytori, Olympus or the Developers, as the case may be, believes that it is entitled to indemnification under this Section 11.

11.5.2                  In the event of any Indemnity Claim resulting from or in connection with any claim by a third party, the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, shall be entitled, at its sole expense, either (a) to participate in defending against such claim or (b) to assume the entire defense with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, provided that (A) the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, in respect of such claim or proceeding, and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, would not be responsible, or (ii) representation of both the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, and the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, shall not be entitled to assume the entire defense, and each Party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of item (i) of the preceding sentence, the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, shall be obligated to bear only that portion of the expense of the Indemnified Party’s, Cytori’s, Olympus’ or the Developers’, as the case may be, counsel that is in proportion to the claimed damages indemnifiable by the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, compared to the total amount of the third-party claim against the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be.

11.5.3                  If, within ten (10) days after receipt of an Indemnity Claim Notice, the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, fails to give the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, written notice of the Indemnifying Party’s, Cytori’s, Olympus’ or the Developers’, as the case may be, election to undertake the defense of the related Indemnity Claim, or if the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, subsequently fails to diligently prosecute such defense, the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be) on such terms as the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, may deem appropriate, and the Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, in accordance with this Section 11.

11.5.4                  Failure or delay by an Indemnified Party, Cytori Indemnitees or Olympus Indemnitees, as the case may be, to give a reasonably prompt notice of any Indemnity Claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s, Cytori’s, Olympus’ or the Developers’, as the case may be, obligations with respect to the Indemnity Claim, except to the extent that the Indemnifying Party, Cytori, Olympus or the Developers, as the case may be, can demonstrate actual loss or prejudice as a result of such failure or delay.

11.6                           This Section 11 shall survive the expiration or sooner termination of this Agreement, and shall continue for a period of five (5) years from the date of expiration or sooner termination hereof, as applicable (the “Survival Period”).

SECTION 12

LIMITATION ON RECOVERABLE DAMAGES

12.1                           Limitation of Liability.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL REMEDIES PROVIDED FOR HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO TERMINATE THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXCLUDED PURSUANT TO THE FOREGOING SENTENCE), SHALL BE DEEMED CUMULATIVE AND NON EXCLUSIVE.

SECTION 13

FURTHER RIGHTS UPON TERMINATION

13.1                           Accrued Liabilities. The expiration or earlier termination of this Agreement for any cause shall not release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued against such Party (or which thereafter may accrue against such Party in respect of any act or omission occurring prior to such expiration or termination), nor shall any such expiration or termination of this Agreement affect in any way the survival of any right, duty or obligation of any Party hereto which is expressly stated elsewhere in this Agreement to survive expiration or earlier termination hereof.

SECTION 14

MISCELLANEOUS PROVISIONS

14.1                           Export Regulations. Each Party shall be responsible for observing and abiding by any and all export control laws and regulations (including, without limitation, any and all costs associated therewith) applicable to the Cytori IP, Olympus IP, NewCo IP, the Deliverables and/or the Final Product(s), as applicable.

14.2                           Governing Law. This Agreement shall be governed in all respects by the laws of New York without regard to provisions regarding choice of laws.

14.3                           Dispute Resolution. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. Olympus shall nominate one arbitrator and Cytori shall nominate one arbitrator. The arbitrators so nominated by Cytori and Olympus, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by Cytori and Olympus. If the arbitrators nominated by Cytori and Olympus cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be in Singapore unless the parties to the arbitration otherwise agree. In addition to the Rules and except as otherwise provided herein, the Parties agree that the arbitration shall be conducted according to the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration. The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant parties hereto, but may not otherwise order pre-hearing depositions or discovery. The arbitrators shall apply the laws of the state of New York as set forth in this Section 16.3; provided, however, that the Federal Arbitration Act shall govern. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 16.3 shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party or Parties, as the case may be, and has offered to meet and confer with one or more responsible executives of such other Party or Parties, as the case may be, in an effort to resolve the dispute(s) described in detail in such written notice. If one or more of such responsible executives agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the Parties have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days have elapsed from the date such written notice has been given.

14.4                           Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned or transferred by either Party without the other Party’s prior written consent, and any such assignment or transfer shall constitute a Change of Control of either Cytori or Olympus.

14.5                           Entire Agreement. This Agreement, including the attachments, schedules and exhibits hereto and the Ancillary Agreements contemplated by the JVA, all of which are hereby expressly incorporated herein by this reference, together with the Confidentiality Agreement (as defined in the JVA), constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof; and supersedes in its entirety all prior agreements and understandings, express or implied, oral or written among them with respect thereto. No alteration, modification, interpretation or amendment of this Agreement shall be binding on the Parties unless in writing designated as an amendment hereto, and executed with equal formality by each of the Parties.

14.6                           Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party(ies); (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the third business day after deposit with an international courier service, postage prepaid, addressed to the other Party(ies) as set forth below, provided that the sending Party receives a confirmation of delivery from the courier service provider, or (d) if earlier, when actually received.

To Cytori:	To Olympus:

3020 Callan Road, San Diego, CA 92121, U.S.A.	2-3 Kuboyama-cho, Hachioji-shi, Tokyo, 192-8512, Japan

Attn: Christopher J. Calhoun	Attn: Yasunobu Toyoshima
Fax: 858-458-0995	Fax: +81-426-91-7350

To NewCo:

3020 Callan Road, San Diego, CA 92121, U.S.A.	2-3 Kuboyama-cho, Hachioji-shi, Tokyo, 192-8512, Japan

Attn: Christopher J. Calhoun	Attn: Masaaki Terada
Fax: 858-458-0995	Fax: +81-426-91-7350

A Party hereto may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 16.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

14.7                           Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

14.8                           Cumulative Remedies. Unless expressly so stated in this Agreement in respect of any particular right or remedy, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.9                           Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

14.10                 Relationship of Parties. This Agreement shall not be deemed to constitute any Party, the agent, the partner, the licensee, the affiliate or the representative of another Party, and a Party shall not represent to any third party that it has any such relationship or right of representation.

14.11                 Press Release. No public announcements or press releases shall be issued by any Party regarding this Agreement or any of the activities engaged in by the Parties pursuant to this Agreement, the JVA and/or any Ancillary Agreement without the prior written approval of the other Parties; provided, however, that any Party shall have the right to make such public disclosure as may be necessary or appropriate to comply with applicable securities or other laws.

14.12                 Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.13                 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this License/ Joint Development Agreement as of the Effective Date.

CYTORI THERAPEUTICS, INC.

Olympus Corporation

By:	/s/ Christopher J. Calhoun	By:	/s/ Tsuyoshi Kikukawa

Title: CEO		Title: President

Date: November 4, 2005		Date: November 4, 2005

OLYMPUS-CYTORI, INC.

By:

/s/ Masaaki Terada

Title: CEO

Date: November 4, 2005